This is neither an offer to sell nor a solicitation of an offer to buy the securities described herein. An offering is made only by the prospectus. This material must be preceded or accompanied by a prospectus. CMCT CIM Commercial Trust | Preferred Stock Investor Brochure Filed Pursuant to Rule 433 Dated September 23, 2021 Registration Statement No. 333-233255

Free Writing Prospectus Filed pursuant to Rule 433 | September 2021 | Reg. No. 333-233255 CIM Commercial Trust Corporation (the “Company”) has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offerings to which this communication relates. Before you invest, you should read the prospectus and other documents the Company has filed with the SEC for more complete information about the Company and the offerings. You may get these documents for free by visiting the Company’s website at shareholders.cimcommercial.com. Alternatively, you may request to receive a prospectus by calling toll-free at 1-866-341-2653. You may also access the prospectus for free on the SEC website at www.sec.gov. Important Disclosures An investment in the securities described herein involves risks and other considerations, including the ones described below. Before you invest, you should read the prospectus and other documents that CIM Commercial Trust Corporation (“CMCT” or “CIM Commercial Trust”) filed with the Sec urities and Exchange Commission (“SEC”) for more complete information about CMCT and the risks and other considerations relating to the securities described herein. Any terms of securities described herein represent a general overview of certain selected terms and are qualified in their entirety by reference to the prospectus and other documents that CIM Commercial Trust filed with the SEC. » There is no public market for CMCT’s Preferred Stock and CMCT does not expect one to develop. » CMCT’s Preferred Stock is subordinate to all of CMCT’s existing and future debt and liabilities and those of CMCT’s subsidiaries. The terms of CMCT’s Preferred Stock do not contain any financial covenants and do not restrict how CMCT can use the proceeds of the offering. CMCT’s future debt may include restrictions on our ability to pay dividends to preferred stockholders or make redemptions in the event of a default under the debt facilities or under other circumstances. » Shares of CMCT’s Preferred Stock may generally be redeemed for shares of Common Stock, which ranks junior to CMCT’s Preferred Stock with respect to dividends and upon liquidation. » From and after the fifth anniversary of the date of original issuance of any shares of CMCT’s Preferred Stock, CMCT has the right (but not the obligation) to redeem such shares at 100% of CMCT’s Preferred Stock Stated Value, initially $25 per share, plus any accrued but unpaid dividends, without your consent. » The cash distributions holders of CMCT’s Preferred Stock receive may be less frequent or lower in amount than described herein. » Holders of CMCT’s Preferred Stock will be subject to inflation risk and the risk that interest rates may increase. » CMCT’s operating performance is subject to risks associated with the real estate industry. A significant portion of CMCT’s properties, by aggregate net operating income and square feet, are located in California. CMCT is dependent on the California real estate market and economies, and is therefore susceptible to risks of events in that market that could adversely affect its business. The extent to which COVID-19 will continue to impact CMCT’s operations and those of its tenants and business partners will depend on future developments, which are highly uncertain and cannot be predicted with confidence, including the scope, severity and duration of COVID-19 and actions taken to contain the pandemic or mitigate its impact, the distribution and acceptance of vaccines and their impact on the timing and speed of economic recovery, the spread of new variants of COVID-19 concerns regarding additional surges of COVID-19 as a result thereof, the impacts on the U.S. and international economies and the extent to which federal, state and local governments provide relief or assistance to those affected by COVID-19. CMCT cannot predict the significance, extent or duration of any adverse impact of COVID-19 on its business, financial condition, results of operations, cash flow or its ability to satisfy its debt service obligations or to maintain its level of distributions on its Common Stock or Preferred Stock. However, CMCT’s business, financial condition, results of operations, and liquidity have been adversely affected and will likely continue to be adversely affected for the remainder of 2021. Forward-Looking Statements The information set forth herein contains certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”), which are intended to be covered by the safe harbors created thereby. Such forward-looking statements include the timing and terms of the rights offering and the future activities and performance of CMCT, and may be identified by the use of forward-looking terminology such as “may,” “will,” “project,” “target,” “expect,” “intend,” “might,” “believe,” “anticipate,” “estimate,” “could,” “would,” “continue,” “pursue,” “potential,” “forecast,” “seek,” “plan,” “opportunity,” or “should” or the negative thereof or other variations or similar words or phrases. Such forward-looking statements also include, among others, statements about CMCT’s plans and objectives relating to future growth and availability of funds, and the trading liquidity of CMCT’s common stock. Such forward-looking statements are based on particular assumptions that management of CMCT has made in light of its experience, as well as its perception of expected future developments and other factors that it believes are appropriate under the circumstances. Forward-looking statements are necessarily estimates reflecting the judgment of CMCT’s management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. These risks and uncertainties include those associated with (i) the scope, severity and duration of the current pandemic of COVID-19, and actions taken to contain the pandemic or mitigate its impact, (ii) the adverse effect of COVID-19 on the financial condition, results of operations, cash flows and performance of CMCT and its tenants and business partners, the real estate market and the global economy and financial markets, among others, (iii) the timing, form, and operational effects of CMCT’s development activities, (iv) the ability of CMCT to raise in place rents to existing market rents and to maintain or increase occupancy levels, (v) fluctuations in market rents, including as a result of COVID-19, and (vi) general economic, market and other conditions. Additional important factors that could cause CMCT’s actual results to differ materially from CMCT’s expectations are discussed under the section “Risk Factors” in CMCT’s Annual Report on Form 10-K for the year ended December 31, 2020. The forward-looking statements included herein are based on current expectations and there can be no assurance that these expectations will be attained. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond CMCT’s control. Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could be inaccurate and, therefore, there can be no assurance that the forward-looking statements included herein will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by CMCT or any other person that CMCT’s objectives and plans will be achieved. Readers are cautioned not to place undue reliance on forward-looking statements. Forward-looking statements speak only as of the date they are made. CMCT does not undertake to update them to reflect changes that occur after the date they are made, except as may be required by applicable law. 2 www.cimgroup.com | © 2021 CCO Group | CMCT CIM Commercial Trust Corporation

Amid an uncertain political and economic climate, planning for retirement is a challenge for individuals across multiple generations. Many are legitimately concerned that they will outlive their savings as Social Security benefits may be discontinued and healthcare costs continue to rise.1 Justified Concerns The U.S. population is growing older and living longer, and will likely face increased expenses with fewer traditional sources of fixed income. According to projections, the Medicare fund is expected to be depleted by 2026 and the Social Security fund by 2035.2 1960 1970 1980 1990 2000 2010 2020 2030 2040 2050 2060 0M 20M 40M 60M 80M 100M Ages 85+ Ages 65-84 2014 98 Million 2015 84% Increase from 2002 to 2020 2002 2005 2010 2020 $280K $240K $200K $180K $160K $320K 1960 1970 1980 1990 2000 2010 2020 2030 2040 2050 2060 0M 20M 40M 60M 80M 100M Ages 85+ Ages 65-84 2014 98 Million 2015 84% Increase from 2002 to 2020 2002 2005 2010 2020 $280K $240K $200K $180K $160K $320K Retirement Planning* Total estimated retirement healthcare costs for 65-year-old couples4 Estimated U.S. Population of Persons Ages 65 and Up3 1) Northwestern Mutual, 1 In 3 Americans Have Less Than $5,000 In Retirement Savings, 2018. 2) Social Security and Medicare Boards of Trustees, A Summary of the 2020 Annual Reports, 2020. 3) PRB analysis of data from the U.S. Census Bureau. 4) Fidelity Investments, How to plan for rising health care costs, 2020. *There can be no guarantee that dividends to be paid on CMCT’s Preferred Stock or any other securities of CMCT would be sufficient to cover healthcare or any other expenses. 3CMCT CIM Commercial Trust Corporation | © 2021 CCO Group | www.cimgroup.com

One of the most widely referenced financial rules of thumb asserts that to successfully fund a 30-year retirement, individuals should adhere to an annual withdrawal rate of 4.5%.1 Achieving a stable return rate with traditional investments today is more difficult than in past periods. Traditional income-oriented investments like treasuries and CDs are historically low and offer a limited income stream. Equities are near all-time highs but susceptible to market fluctuations. Investment Mix 1) Fidelity, How can I make my retirement savings last?, July 2020. 2) Bloomberg. The above graphs are intended to illustrate economic trends and are not representative of any investment. 3) Dividends are cumulative but are not guaranteed and may be decreased or suspended altogether at CMCT’s discretion. Holders of CMCT’s Preferred Stock are subject to inflation risk. Treasury yields are low. U.S. Government 20-Year Treasury Yields (7/1/01 – 6/31/21)2 Savings instruments are low. Bloomberg CD 12-Month Rate (7/1/01 – 6/31/21)2 US Government 20 YR Treasury Yields: 7/1/2001 - 6/30/2021 0% 2% 4% 6% 2001 2003 2005 2007 2009 2011 2013 2015 2017 2019 2021 0% 2% 4% 6% 2001 Bloomberg CD 12 Month Rate: 7/1/2001- 6/30/2021 2003 2005 2007 2009 2011 2013 2015 2017 2019 2021 4 www.cimgroup.com | © 2021 CCO Group | CMCT CIM Commercial Trust Corporation

To fund longer and more costly retirements, individuals need additional alternatives for sources of income.3 5CMCT CIM Commercial Trust Corporation | © 2021 CCO Group | www.cimgroup.com

Preferred stock is a class of ownership in a corporation that generally has a higher priority claim on the company’s assets and/or earnings than does common stock. It is often considered a fixed income alternative because it typically pays a fixed dividend to shareholders. Preferred Stock May Provide: Greater Capital Preservation than Common Stock1 » Strategy aims to conserve and return the value of shareholders’ capital » Common stock provides a buffer for possible impairments to the value of preferred stock » Share price of preferred stock does not fluctuate with market movements Current Income2 » Dividend payments are typically paid monthly or quarterly Dividend Priority » Generally preferred shareholders are entitled to receive dividends before common shareholders and have priority rights with regard to payments in the event of a liquidation of the company What Is Preferred Stock? Past performance does not guarantee future results. 1) Holders of the Preferred Stock will be subject to inflation risk and the risk that interest rates may increase. 2) Dividends on the Preferred Stock are cumulative but are not guaranteed and may be decreased or suspended altogether at CMCT’s discretion. 3) See disclosure on Page 7 regarding the target capital structure of CMCT. CIM Commercial Trust (NASDAQ: CMCT) is operated by CIM Group®, a community-focused real estate and infrastructure owner, operator, lender and developer. CMCT principally owns and operates Class A and creative office properties in both thriving and improving metropolitan communities. In addition to the typical characteristics of preferred stock, CMCT’s Preferred Stock provides: Attractive Capital Structure3 » Aims to conserve and return the value of preferred shareholders’ capital Institutional-Quality Operator » CIM is an institutional owner and operator with decades of real estate experience CMCT 6 www.cimgroup.com | © 2021 CCO Group | CMCT CIM Commercial Trust Corporation

Average Listed REIT 63% Common Stock 35% Debt 2% Preferred Stock Capital Stack1 (common stock as % of capitalization) If a loss in company value occurs, common stock will be aected rst. When making payments, the company prioritizes preferred shareholders after debt obligations. Dividend Priority and Liquidation Preference Principal “Loss Cushion” CMCT Target Average of the 5% of REITs with the most indebtedness 22% Common Stock 30% Preferred Stock & 30% Debt 40% Common Stock 11% Preferred Stock 67% Debt We believe an appropriately balanced capital structure helps to preserve the preferred shareholders’ position. Prudent, lower levels of debt can support a company’s efforts to cover preferred dividends, which are distributed after debt payments have been made. Common equity can help protect preferred shareholders by acting as a “loss cushion.” If a company’s value decreases, common equity must be depleted before the value of preferred stock is impaired. How CMCT Preferred Equity Stacks Up The way companies are capitalized may impact the risk associated with owning preferred stock. We believe CMCT has an attractive capital structure that supports the preservation of principal value and the availability of funds to provide stable income for preferred shareholders. Attractive Capital Structure 1) As a percentage of total capitalization. CMCT target is based on preferred stock and debt as a percentage of the fair value of assets. Debt and preferred stock are based on their respective stated value. The “Average of the 5% of REITs with the most indebtedness” chart is constructed using publicly available information of all companies in the SNL US Equity REIT index (the “Index”) as of June 30, 2021. The companies in the Index are not all office REITs and therefore comparing their capital structure to that of CMCT’s target structure may not be appropriate. Not all the companies in the Index contain preferred stock in their capital structure. Capital Stack1 (common stock as % of capitalization) 7CMCT CIM Commercial Trust Corporation | © 2021 CCO Group | www.cimgroup.com

Owner, Operator, Lender and Developer CIM brings decades of in-house experience in such essential functions as acquisitions, asset and property management, development, finance and leasing across multiple markets, asset classes and strategies. CIM’s assets provide the goods, services, employment and support needed for communities to be successful. CIM has $28.3 billion1 in assets and executes impactful projects across real estate, infrastructure and credit platforms. CIM also provides partners, co-investors and shareholders with a complementary slate of real asset strategies across the risk-return spectrum. Institutional Quality Operator 1) As of March 31, 2021. Assets Owned and Operated (AOO) represents the aggregate assets owned and operated by CIM on behalf of partners (including where CIM contributes alongside for its own account) and co-investors, whether or not CIM has discretion, in each case without duplication. 3 Community-Focused Platforms $28.3B Assets Owned & Operated Real Estate $18.5B Credit $7.3B Infrastructure $2.4B 8 www.cimgroup.com | © 2021 CCO Group | CMCT CIM Commercial Trust Corporation

CMCT CIM Commercial Trust Corporation | © 2021 CCO Group | www.cimgroup.com Owner and Operator of Class A and creative office properties in both thriving and improving metropolitan communities Seeks to focus on the acquisition of cash-flowing creative office, multifamily, retail, parking, infill industrial and limited service hospitality real assets in communities throughout the United States that are qualified by CIM Group 9

CMCT Preferred Stock Offering Size Up to $784 million Offering Price Series A (Brokerage): $25.00 per share Series A (Advisory): $23.25 per share1 Stated Value $25.00 per share Minimum Initial Investment $5,000 Preferred Stock Liquidity3 Series A (Brokerage) » During year 1 for 90% of offering price2 » During year 2 for 90% of offering price2 » During year 3 for 92% of offering price » During year 4 for 95% of offering price » During year 5 for 97% of offering price » After year 5 for 100% of offering price Series A (Advisory) » During year 1 for 97% of offering price2 » During year 2 for 97% of offering price2 » During year 3 for 99% of offering price » During year 4 for 102% of offering price » During year 5 for 104% of offering price » After year 5 for 108% of offering price Preferred Stock Return/Dividend Series A (Brokerage): Annualized dividend of 5.5%, payable monthly4 Series A (Advisory): Current Yield of 5.5%, payable monthly4; annualized Yield to Maturity of 7.41%5 Investment Features Offering Overview 1) Reflects a complete reduction in the selling commission of 7%, which reduction will result in a reduction in the selling price to $23.25 per share. 2) During this period, CMCT in its discretion, may reduce to 87% for Series A (Brokerage) and 93.5% for Series A (Advisory). See prospectus for more information. 3) CMCT may redeem in cash or in CMCT’s option and sole discretion, in equal value through the issuance of shares of CMCT Common Stock, based on the volume weighted average price of CMCT’s common stock for the 20 trading days prior to the redemption. 4) Dividends are not guaranteed and may be decreased or suspended altogether at CMCT’s discretion. 5) Yield to Maturity assumes that shares of Preferred Stock will be held for five years. 10 www.cimgroup.com | © 2021 CCO Group | CMCT CIM Commercial Trust Corporation

11CMCT CIM Commercial Trust Corporation | © 2021 CCO Group | www.cimgroup.com Discuss with your financial professional how investing in CMCT Preferred Stock may be appropriate for you. Contact CIM at 866-341-2653 or visit us at www.cmct-preferred.com for more information.

CIM1847390 | CMCT-BRO-GEN (7-21) 2398 East Camelback Road, 4th Floor, Phoenix, Arizona 85016 | 866.341.2653 Securities Distributed By Affiliate Broker/Dealer: CCO Capital, LLC — Member FINRA/SIPC | ©2021 CCO Group www.cmct-preferred.com